CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
Star Maritime Acquisition Corp.


We hereby consent to the use in Amendment No. 1 of the Registration Statement on Form S-1 of our report dated May 27, 2005, on the financial statements of Star Maritime Acquisition Corp. (a corporation in the development stage) as of May 27, 2005 and for the period from May 13, 2005 (inception) to May 27, 2005, which appears in such Registration Statement. We also consent to the reference to our Firm under the caption "Experts" in such Registration Statement.


/s/ GOLDSTEIN GOLUB KESSLER LLP
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GOLDSTEIN GOLUB KESSLER LLP
New York, New York

August 9, 2005